Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

NICHOLAS TETI TO CONSULT AS SPECIAL ADVISOR TO THE CHIEF

EXECUTIVE OFFICER, COMMERCIALIZATION AND BUSINESS DEVELOPMENT

St. Paul, MN –June 2, 2009 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today that Nicholas L. Teti, Jr., a member of EnteroMedics’ Board of Directors since 2007 will be consulting as Special Advisor to the Chief Executive Officer, Commercialization and Business Development. In this role, he will work closely with the CEO on the development and execution of a commercialization and business development strategy leading up to the launch of the Maestro® System for the treatment of obesity.

“Nick’s insights as a Board member have been of great benefit to EnteroMedics,” commented Mark B. Knudson, Ph.D., President and CEO. “He has significant knowledge of business development and marketing and sales strategies, along with a record of success in the highly specialized field of surgical weight loss and metabolic therapy. The Company is fortunate to be able to access his skills at this critical and transformative period for EnteroMedics.”

Mr. Teti was a 25-year employee of DuPont and DuPont Merck, where he held a number of senior management positions, including President and CEO of DuPont Pharmaceuticals. He has since served as an independent consultant to public and private health care companies and has held executive positions at several companies, including CEO of Den-Mat, a dental aesthetics company, CEO of Isolagen, Inc., a biotechnology company which develops novel skin and tissue rejuvenation technologies, and until its acquisition by Allergan in 2006, President and CEO of Inamed Corporation, a healthcare products manufacturer focused on devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System as well as breast implants and dermal fillers. In addition to his executive roles, Mr. Teti served as a director and chairman of the board of Inamed and as chairman of the board of Isolagen. Mr. Teti will continue serving as a member of the EnteroMedics board.

EnteroMedics expects to release top-line data from its pivotal EMPOWER study of the Maestro System in the second half of 2009. If positive, study results will serve as the basis for a premarket approval (PMA) application with the U.S. Food and Drug Administration shortly thereafter. In March 2009, EnteroMedics received CE Mark approval, giving it the ability to market the Maestro System to countries of the European Economic Area.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER™ Study using the Maestro® System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our inability to complete our EMPOWER™ pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER™ clinical trial informed consent.

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